UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On May 16, 2005, Alliance Pharmaceutical Corp. issued a news release announcing that it had entered into an agreement with Double-Crane Pharmaceuticals Co., Ltd. (“Double-Crane”) concerning the licensing, development and commercialization of Oxygent™ in China (the “Double-Crane Agreement”). This news release is attached hereto as an exhibit to this Current Report on Form 8-K.

Item 3.03 Material Modification to Rights of Security Holders.

        Section 4.12(l) of that certain Securities Purchase Agreement dated September 21, 2004 by and among the registrant and certain of its investors (the “Securities Purchase Agreement”) includes a covenant requiring the registrant to maintain on hand a minimum of at least five million five hundred thousand dollars ($5,500,000) in cash and cash equivalents; provided, however, that this covenant ceases to apply at such time as the registrant shall have entered into a binding agreement for the joint development of Oxygent™ with a Qualified Third Party (as that term is defined in the Securities Purchase Agreement) that obligates such Qualified Third Party to make certain payments or undertake certain activities. The registrant believes that the Double-Crane Agreement satisfies the termination requirements of Section 4.12(l) of the Securities Purchase Agreement and that Double-Crane is a Qualified Third Party. The registrant has notified the Lender Committee of the same.

        Accordingly, as of the date of the Double-Crane Agreement, the restrictions set forth in Section 4.12(l) of the Securities Purchase Agreement have ceased and the covenant set forth in Section 4.12(l) of the Securities Purchase Agreement is of no further force or effect.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit
99.1	News Release issued by Alliance Pharmaceutical Corp. on May 16, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: May 17, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

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